SCHEDULE 14A

(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.   )

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☐ Soliciting Material Pursuant to §240.14a-12

QUALSTAR CORPORATION
(Name of Registrant as Specified in Its Charter)

BKF Capital Group, Inc.
Steven N. Bronson

Alan B. Howe

Sean M. Leder

Dale E. Wallis

David J. Wolenski
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BKF Capital Group, Inc. (“BKF Capital”) is filing the materials contained in this Schedule 14A with the U.S. Securities and Exchange Commission (“SEC”) in connection with its solicitation of proxies from the shareholders of Qualstar Corporation (“Qualstar”), in connection with the 2013 annual meeting of shareholders of Qualstar scheduled for June 28, 2013 (the “2013 Annual Meeting”). In connection with the 2013 Annual Meeting, BKF Capital has filed a definitive proxy statement and a GOLD proxy card with the SEC. Please return your GOLD proxy card and vote FOR the election of the five nominees of BKF, and as recommended by BKF on the other proposals at the 2013 Annual Meeting.

On June 14, 2013, BKF Capital issued a press release containing an Open Letter to Qualstar shareholders, responding to Qualstar’s release yesterday of an investor presentation. A copy of BKF Capital’s press release is attached hereto as an Exhibit.

Exhibit

BKF Capital Issues Open Letter To Qualstar Shareholders;

Urges Shareholders Not to be Fooled By the Company’s Investor Presentation

Boca Raton, Florida, June 14, 2013 – BKF Capital Group, Inc. (OTCQB – “BKFG”), the second largest shareholder of Qualstar Corporation, today that issued an open letter to the shareholders of Qualstar Corporation (NASDAQ — “QBAK”), in response the Company’s release yesterday of an investor presentation. BKF urges shareholders not to be fooled by the investor presentation into believing that the Company is on the road to recovery under current CEO Lawrence Firestone and the directors that he has brought to the Board. BKF believes that, under the strategy of Mr. Firestone and his fellow directors, the Company will continue to burn cash, incur unreasonable and unnecessary expenses and suffer losses. The Board therefore needs to be replaced.

BKF is urging all shareholders to vote on the GOLD proxy card to elect the directors nominated by BKF at the 2013 Annual Meeting of Shareholders of Qualstar that will be held on June 28, 2013.

Shareholders who have questions about the BKF solicitation, who require assistance in voting their shares, or who need additional copies of BKF’s Proxy Statement, are requested to contact our proxy advisors, AST Phoenix Advisors, 6201 15th Avenue, 3rd Floor, Brooklyn, NY 11219. Call Toll Free: (877) 478-5038. Banks and Brokers Call Collect: (212) 493-3910.

The complete text of the letter to shareholders follows:

                                                                 June 14. 2013

OPEN LETTER TO QUALSTAR SHAREHOLDERS:

DO NOT BE FOOLED BY THE COMPANY’S INVESTOR PRESENTATION

Dear Fellow Qualstar Shareholders:

We are BKF Capital Group, Inc., and we own 18.7% of the stock of Qualstar Corporation. We are running a proxy contest to elect our slate of directors at the Company’s 2013 Annual Meeting of Shareholders on June 28th, because—

▪	our Company is bleeding cash;

▪	our Company continues to lose sales;

▪	our Company continues to lose money;

▪	our stock price continues to go down; and

the directors nominated by management—who in total own 5,000 shares of the Company’s stock—have been leading us down a risky and costly path that we, as shareholders, cannot afford.

Yesterday, the Company released a colorful, graphics laden investor presentation to convince you that management is making significant progress towards turning around the Company’s declining fortunes, despite record losses and cash burn in the nine months ended March 31, 2103.

DO NOT BE FOOLED!

Instead of reassuring us, the presentation reinforces our fears that the current Board is embarking on a strategy that is bound to fail. If we, as shareholders, do not put an end to this strategy, at the current burn rate, our Company will literally run out of money in two years.

It’s All About the Tape Storage Business

First, you should filter out management’s talk of the Company’s power conversion business. The power conversion business has never been the problem. It has been a solid, profitable business—that is until the last 12 months during the tenure of CEO, Lawrence Firestone and the directors that he has brought to the Board this year. This business owes nothing to Mr. Firestone or his directors.

Second, you should realize that there are fundamental reasons why the Company’s tape storage business has been consistently dragging down its operating results, and continues to do so. These issues are simply ignored in the investor presentation.

The tape storage space is highly competitive, and the competitors include some of the biggest names in computer hardware, like Oracle and IBM. Even the Company’s closest competitors, Overland Storage Inc. and Quantum Corp., which are larger and have greater resources, are struggling.

Consider these statistics:

	Qualstar		Overland		Quantum		Oracle		IBM
Market Cap	$18.38	M	$36.82	M	$351.14	M	$159.08	B	$223.67	B
Employees	68		184		N/A		115,000		434,246
Qtrly Rev Growth (YOY)*	-0.36		-0.23		-0.13		-0.01		-0.05
Revenue (TTM)**	14.05	M	51.25	M	587.57	M	37.15	B	103.24	B
Gross Margin (TTM)	0.32		0.34		0.41		0.80		0.48
EBITDA (TTM)	-5.48	M	-16.12	M	-5.47	M	17.29	B	26.40	B
Operating Margin (TTM)	-0.40		-0.34		-0.06		0.39		0.21
Net Income (TTM)	-9.56	M	-16.92	M	-52.42	M	10.57	B	16.57	B
EPS (TTM)	-0.78		-0.60		-0.22		2.15		14.5

*	Year over year
**	Trailing twelve months

The reasons why Qualstar’s closest competitors are losing money in the space are not hard to understand.

▪	The market as a whole is moving away from tape storage.

▪	Customers are tending to go to a single vendor for their computer hardware and storage needs. If a customer is buying his servers from Dell, he is likely to be buying his tape storage devices from Dell as well.

▪	Particularly in the medium to large end of the market, tape storage solutions are being bundled with other products. This is why we are particularly troubled with the suggestion in the investor presentation that the Company is attempting to move even further up market.

With its small size and limited resources, we do not believe that the Company can go it alone in the tape storage business. If it persists in going down this path, we believe, it will just burn through more and more of our money, without generating earnings.

What Are the Details Behind the Company’s Outsourcing Initiative?

The Company touts the outsourcing to CTS as a means to cut costs and improve operating efficiency. That may be so. But we have no idea if it is true because the Company has not revealed any details regarding its outsourcing program or the risks that the program may entail.

For example, the Company tells us that it will be off-loading its remaining inventory to its outsourcing manufacturer. In our experience, however, that comes with strings attached, in the form of a repurchase guarantee if the inventory is not used or sold.

Gains in Gross Margins Has Been More Than Offset By Increased Expenses

The Company trumpets the increase in gross margins from 27.3% in FY 2012 to 40.0% in the third quarter of FY 2013. Very nice. But what the Company does not highlight is that the increase in gross margins has been accompanied by exorbitant increases in G&A costs, engineering costs and sales and marketing costs—which together have gone up by 87.3% in the last nine months. No wonder that the Company’s operating loss in the first nine months of FY 2013 is 17.7% greater than all of FY 2012.

How Much Longer Are Shareholders Supposed to Wait for Promised Improvements?

In June 2012, when Mr. Firestone was appointed as CEO, he projected that the Company would break even or be profitable on a monthly basis by the end of FY 2013. We are at the end of FY 2013 and the Company is not even close to achieving this goal. Instead the investor presentation now asks you to believe in a “FY 2014 Strategic Focus.”

Mr. Firestone did not keep to his predictions for FY 2013, and we do not believe he will do so in FY 2014 either. Given the continuing cash burn, shareholders simply cannot afford to wait for his promises of recovery.

There Is No Fiscal Responsibility, Because the Company Is Not Run By Directors with an Ownership Stake

The management nominated directors have virtually no stake in the Company. Ask yourself. If these directors, including Mr. Firestone, are so confident in their strategy portrayed in the investor presentation, why have they not been investing their own money in the Company? The reality is otherwise. If the high cost, swing for the fences strategy they are pursing fails, as we think it will, these directors, Mr. Firestone included, can simply walk away, and leave us, the Qualstar shareholders, empty handed.

To take one example. Management is reporting that it will be spending over $1.1 million in the current fiscal year to oppose BKF, this in a company with a total market capitalization of under $20 million. You would not do this if it were your money. Mr. Firestone and the rest of the Board are doing it, because it is not theirs.

Mr. Firestone is Being Paid As If He Were a CEO Who Has Already Succeeded, Not One Whose Success Is in Doubt

Mr. Firestone is being paid a base salary of $300,000, going up to $350,000 on July 1, 2013. For a company of Qualstar’s size that has lost almost $7 million in the first nine months of FY 2013, we believe this is outrageously high. If the Company is serious about addressing its cost structure, as implied in the investor presentation, it should be starting with executive compensation at the top.

Do Not Believe What Management Is Telling You About BKF

Mr. Firestone and the rest of the current Board are telling you repeatedly that BKF has a hidden agenda to acquire the Company and take the benefits of ownership for itself.

We have said it before and will say it again. This is absolutely and totally false. Do not believe it.

BKF will benefit from the turnaround that we hope to achieve if our nominees are elected proportionately with all other shareholders. We will take no benefit that is not available to all shareholders as a whole.

What You Should Do?

BKF has determined that the only way to fix Qualstar is to replace the Board with new independent directors. We are therefore asking for your help to elect the directors nominated by BKF on the GOLD proxy card.

Every vote counts. Therefore no matter how many or how few shares you own, it is important that you return your GOLD proxy card and vote FOR the election of the five nominees of BKF, and as recommended by BKF on the other proposals at the 2013 Annual Meeting.

Do not return the WHITE proxy card or any other card furnished to you by or on behalf of the Company. Remember as well that only your last vote will count, so that even if you have voted on the Company’s WHITE proxy card, you may revoke your vote by returning a later dated GOLD proxy card in favor of the BKF nominees and as recommended by BKF on the other proposals.

We thank you in advance for your support.

BKF Capital Group, Inc.

Maria N. Fregosi
Chief Operating Officer

If you have any questions, require assistance in voting your shares, or need additional copies of BKF’s Proxy Statement, please contact our proxy advisors—

AST PHOENIX ADVISORS

6201 15th AVENUE

3RD FLOOR

BROOKLYN, NY 11219

CALL TOLL FREE: (877) 478-5038

BANKS AND BROKERS CALL COLLECT: (212) 493-3910

About BKF Capital Group Inc.

BKF Capital Group Inc. is a publicly traded company that intends to create an asset management platform with investment vehicles that focus on areas of portfolio management that typically receive less attention from investors but also present unique investment opportunities. BKF is also engaged in seeking to arrange an acquisition, with an operating business with revenues, at least three years of operating history and unique value opportunities. For additional information please visit: www.bkfcapital.com.

Contact:
BKF Capital Group, Inc.
Maria Fregosi 561-362-4199 x 209
mfregosi@bkfcapital.com